Exhibit 22


           SUBSIDIARIES OF FINGERHUT COMPANIES, INC.*

Names                                              State of Incorporation

Fingerhut Corporation                                 Minnesota
Direct Merchants Credit Card Bank, N.A.               United States**
Fingerhut Financial Services Corporation              Minnesota
Tennessee Distribution, Inc.                          Minnesota
USA Direct Incorporated                               Minnesota
Figi's Inc.                                           Wisconsin



*The names of certain subsidiaries have been omitted because considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary.

**A national banking association.